CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Reports Third-Quarter Fiscal Year 2018 Results

Generated $119 Million in Operating Cash Flow - Up 12 Percent Year Over Year

TROY, Mich. (Aug. 1, 2018) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter ended June 30, 2018.

Third-Quarter Highlights

•	Sales of $1,129 million

•	Net income attributable to the company of $64 million and net income from continuing operations attributable to the company of $66 million

•	Diluted earnings per share from continuing operations of $0.73

•	Adjusted income from continuing operations attributable to the company of $80 million, or $0.89 of adjusted diluted earnings per share

•	Adjusted EBITDA of $135 million and adjusted EBITDA margin of 12.0 percent

•	Repurchased 1.4 million common shares

Third-Quarter Results
For the third quarter of fiscal year 2018, Meritor posted sales of $1,129 million, up $209 million or approximately 23 percent, from the same period last year. The increase in sales was driven primarily by higher production in all of our major markets. Sales for the quarter were also favorably impacted by revenue outperformance, primarily through increased market share and new business wins.
Net income attributable to the company was $64 million, or $0.71 per diluted share, compared to $48 million, or $0.51 per diluted share, in the same period last year. Net income from continuing operations attributable to the company was $66 million, or $0.73 per diluted share, compared to $49 million, or $0.52 per diluted share, in the same quarter last year. Higher net income year over year was driven primarily by conversion on increased revenue.
Adjusted income from continuing operations attributable to the company in the third quarter of fiscal year 2018 was $80 million, or $0.89 of adjusted diluted earnings per share, compared to $60 million, or $0.64 of adjusted diluted earnings per share, in the same period last year.
Adjusted EBITDA was $135 million compared to $103 million in the same period last year. Adjusted EBITDA margin for the third quarter of fiscal year 2018 was 12.0 percent, compared to 11.2 percent in the same period last year.
Higher adjusted EBITDA and adjusted EBITDA margin year over year were driven primarily by conversion on higher revenue and $11 million of lower pension and retiree medical benefits. These increases were partially offset by $8 million of Meritor WABCO Vehicle Control Systems affiliate earnings in the prior year that did not repeat.
Cash provided by operating activities was $119 million in the third quarter of fiscal year 2018 compared to $106 million in the third quarter of fiscal year 2017. Higher earnings helped drive cash flow performance in the third quarter of fiscal year 2018.

Third-Quarter Segment Results
Commercial Truck & Trailer sales were $904 million in the third quarter of fiscal year 2018, up 24 percent compared to the third quarter of fiscal year 2017. The increase in sales was driven primarily by higher production in all of our major markets and revenue outperformance.
Commercial Truck & Trailer segment adjusted EBITDA was $103 million in the third quarter of fiscal year 2018, up $32 million from the same period in the prior fiscal year. Segment adjusted EBITDA margin increased to 11.4 percent compared to 9.8 percent in the same period in the prior fiscal year. The increases in both segment adjusted EBITDA and segment adjusted EBITDA margin were driven primarily by conversion on higher revenue and the favorable impact of changes to retiree medical benefits, partially offset by lower affiliate earnings.
Aftermarket & Industrial sales were $273 million in the third quarter of fiscal year 2018, up 15 percent compared to the third quarter of fiscal year 2017. The increase in sales was driven by increased Aftermarket volumes in North America and higher sales in our Industrial business, which included sales from the business acquired in the fourth quarter of fiscal year 2017.
Aftermarket & Industrial segment adjusted EBITDA was $35 million in the third quarter of fiscal year 2018, up $5 million from the same period in the prior fiscal year. Segment adjusted EBITDA margin increased to 12.8 percent compared to 12.7 percent in the third quarter of fiscal year 2017. The increases in both segment adjusted EBITDA and segment adjusted EBITDA margin were driven primarily by the favorable impact of changes to retiree medical benefits and conversion on higher sales, partially offset by higher material and freight costs.

Outlook for Fiscal Year 2018
The company’s guidance for fiscal year 2018 has been revised from the prior quarter as follows:

•	Revenue to be approximately $4.1 billion.

•	Net income attributable to the company to be in the range of $145 million to $155 million (diluted earnings per share of $1.60 to $1.70).

•	Adjusted EBITDA margin to be approximately 11.3 percent.

•	Adjusted diluted earnings per share from continuing operations to be in the range of $2.90 to $3.00.

•	Operating cash flow to be in the range of $230 million to $240 million.

•	Free cash flow to be in the range of $135 million to $145 million.

“In our third quarter of fiscal year 2018, we continued to successfully capitalize on higher commercial vehicle volumes and revenue outperformance in the majority of our end markets globally,” said Jay Craig, CEO and president. “The strength in our markets, combined with excellent operating performance by our global team, is reflected in higher revenue, expanded EBITDA margin and strong free cash flow generation.”

Third-Quarter Fiscal Year 2018 Conference Call
Meritor will host a conference call and webcast to discuss the company's third-quarter results for fiscal year 2018 on Wednesday, Aug. 1 at 9 a.m. ET.
To participate, call (844) 412-1003 (within the United States) or (216) 562-0450 (international) at least 10 minutes prior to the start of the call. Please reference conference ID 1066259 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on Aug. 1, until 1 p.m. ET on Aug. 8 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay conference ID 1066259. To access the listen-only audio webcast, visit meritor.com and select the audio archives link from the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,200 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc. and AA Gear Mfg., Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our Company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill;

potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental, asbestos-related, or other matters; the actual impacts of our modifications to benefits provided to certain former union employee retirees on the company’s balance sheet, earnings and amount of cash payments; possible changes in accounting rules; ineffective internal controls; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2017, as amended and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, free cash flow and net debt.
Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt is defined as total debt less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.
Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Net debt over adjusted EBITDA is a specific financial measure in our current M2019 plan used to measure the company’s leverage in order to assist management in its assessment of appropriate allocation of capital.
Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the chief operating decision maker to evaluate the performance of each of our reportable segments.
Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and net debt over adjusted EBITDA as key metrics to determine management’s performance under our performance-based compensation plans.
Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. Net debt should not be considered a substitute for total debt as reported on the balance sheet. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Sales	$1,129	$920	$3,098	$2,425
Cost of sales	(952)	(778)	(2,603)	(2,073)
GROSS MARGIN	177	142	495	352
Selling, general and administrative	(76)	(73)	(217)	(192)
Restructuring costs	(3)	—	(6)	(4)
Other operating expense, net	—	—	(12)	(5)
OPERATING INCOME	98	69	260	151
Other income, net	2	1	1	1
Equity in earnings of affiliates	9	14	20	32
Interest expense, net	(14)	(21)	(54)	(63)
INCOME BEFORE INCOME TAXES	95	63	227	121
Provision for income taxes	(26)	(11)	(131)	(30)
INCOME FROM CONTINUING OPERATIONS	69	52	96	91
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(2)	(1)	(3)	(1)
NET INCOME	67	51	93	90
Less: Net income attributable to noncontrolling interests	(3)	(3)	(8)	(5)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$64	$48	$85	$85

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$66	$49	$88	$86
Loss from discontinued operations	(2)	(1)	(3)	(1)
Net income	$64	$48	$85	$85

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.73	$0.52	$0.96	$0.94
Discontinued operations	(0.02)	(0.01)	(0.03)	(0.01)
Diluted earnings per share	$0.71	$0.51	$0.93	$0.93

Diluted average common shares outstanding	89.8	93.3	91.2	91.4

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2018	September 30, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (1)	$100	$88
Receivables, trade and other, net (1)	609	789
Inventories (1)	466	378
Other current assets	36	43
TOTAL CURRENT ASSETS	1,211	1,298
NET PROPERTY (1)	447	474
GOODWILL (1)	419	414
OTHER ASSETS (1)	539	596
TOTAL ASSETS	$2,616	$2,782
LIABILITIES, MEZZANINE EQUITY AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$48	$288
Accounts and notes payable (1)	731	622
Other current liabilities	278	272
TOTAL CURRENT LIABILITIES	1,057	1,182
LONG-TERM DEBT	728	750
RETIREMENT BENEFITS	282	314
OTHER LIABILITIES	244	239
TOTAL LIABILITIES	2,311	2,485
MEZZANINE EQUITY:
Convertible debt with cash settlement	2	2
EQUITY:
Common stock (June 30, 2018 and September 30, 2017, 102.1 and 101.4 shares issued and 86.5 and 88.6 shares outstanding, respectively)	102	101
Additional paid-in capital	779	765
Retained earnings	168	83
Treasury stock, at cost (June 30, 2018 and September 30, 2017, 15.6 and 12.8 shares, respectively)	(199)	(136)
Accumulated other comprehensive loss	(578)	(545)
Total equity attributable to Meritor, Inc.	272	268
Noncontrolling interests (1)	31	27
TOTAL EQUITY	303	295
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,616	$2,782
(1) As of June 30, 2018, Assets and liabilities held for sale consisted of $1 million Net property. As of September 30, 2017, Assets and liabilities held for sale were: (i) $1 million Cash and cash equivalents; (ii) $13 million Receivables, trade and other, net; (iii) $2 million Inventories; (iv) $3 million Net property; (v) $1 million Goodwill; (vi) $1 million Other assets; (vii) $12 million Accounts and notes payable; and (viii) $2 million Noncontrolling interests.

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to Meritor, Inc.	$64	$48	$85	$85
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	2	1	3	1
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$66	$49	$88	$86
Interest expense, net	14	21	54	63
Provision for income taxes	26	11	131	30
Depreciation and amortization	22	18	64	55
Noncontrolling interests	3	3	8	5
Loss on sale of receivables	1	2	3	4
Asset impairment charges	—	(1)	2	2
Restructuring costs	3	—	6	4
Adjusted EBITDA	$135	$103	$356	$249

Adjusted EBITDA margin (1)	12.0%	11.2%	11.5%	10.3%

Unallocated legacy and corporate expense (income), net (2)	3	(2)	15	—
Segment adjusted EBITDA	$138	$101	$371	$249

Commercial Truck & Trailer (3)
Segment adjusted EBITDA	$103	$71	$268	$163
Segment adjusted EBITDA margin (4)	11.4%	9.8%	10.8%	8.7%

Aftermarket & Industrial (3)
Segment adjusted EBITDA	$35	$30	$103	$86
Segment adjusted EBITDA margin (4)	12.8%	12.7%	13.6%	13.1%

Sales (3)
Commercial Truck & Trailer	$904	$728	$2,471	$1,883
Aftermarket & Industrial	273	237	758	659
Intersegment Sales	(48)	(45)	(131)	(117)
Total Sales	$1,129	$920	$3,098	$2,425
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Amounts for the three and nine months ended June 30, 2017 have been recast to reflect reportable segment changes.
(4) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended June 30,
	2018	2017
OPERATING ACTIVITIES
Income from continuing operations	$96	$91
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	64	55
Deferred income tax expense	92	19
Restructuring costs	6	4
Loss on debt extinguishment	8	—
Equity in earnings of affiliates	(20)	(32)
Asset impairment charges	2	2
Pension and retiree medical expense (income)	(23)	11
Other adjustments to income from continuing operations	13	12
Dividends received from equity method investments	9	25
Pension and retiree medical contributions	(17)	(28)
Restructuring payments	(7)	(11)
Changes in off-balance sheet accounts receivable securitization and factoring programs	65	62
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, foreign currency adjustments and discontinued operations	(98)	(73)
Operating cash flows provided by continuing operations	190	137
Operating cash flows provided by (used for) discontinued operations	1	(1)
CASH PROVIDED BY OPERATING ACTIVITIES	191	136
INVESTING ACTIVITIES
Capital expenditures	(52)	(52)
Proceeds from prior year sale of equity method investment	250	—
Cash paid for acquisition of AA Gear & Manufacturing, Inc.	(36)	—
Cash paid for investment in Transportation Power, Inc.	(6)	—
Proceeds from sale of a business	4	—
Proceeds from sale of assets	2	—
Net investing cash flows provided by discontinued operations	—	2
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	162	(50)
FINANCING ACTIVITIES
Borrowings and securitization	(89)	—
Redemption of notes	(181)	—
Debt issuance costs	—	(4)
Other financing activities	(3)	(12)
Net change in debt	(273)	(16)
Repurchase of common stock	(63)	—
CASH USED FOR FINANCING ACTIVITIES	(336)	(16)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(5)	1
CHANGE IN CASH AND CASH EQUIVALENTS	12	71
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	88	160
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$100	$231

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Income from continuing operations attributable to Meritor, Inc.	$66	$49	$88	$86
Adjustments:
Restructuring costs	3	—	6	4
Loss on debt extinguishment	—	—	8	—
Asset impairment charges, net of noncontrolling interests	—	—	2	2
Non-cash tax expense (1)	12	11	26	22
US. tax reform impacts (2)	1	—	77	—
Income tax benefits	(2)	—	(4)	—
Adjusted income from continuing operations attributable to Meritor, Inc.	$80	$60	$203	$114

Diluted earnings per share from continuing operations	$0.73	$0.52	$0.96	$0.94
Impact of adjustments on diluted earnings per share	0.16	0.12	1.27	0.31
Adjusted diluted earnings per share from continuing operations	$0.89	$0.64	$2.23	$1.25

Diluted average common shares outstanding	89.8	93.3	91.2	91.4
(1) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.
(2) The nine months ended June 30, 2018 include $43 million of non-cash tax expense related to the revaluation of our deferred tax assets and liabilities as a result of the U.S. tax reform and $34 million of non-cash tax expense related to the one-time deemed repatriation of accumulated foreign earnings, which has no cash tax impact due to the use of foreign tax credits.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Cash provided by operating activities	$119	$106	$191	$136
Capital expenditures	(17)	(12)	(52)	(52)
Free cash flow	$102	$94	$139	$84

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2018— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2018 Outlook (1)
Net income attributable to Meritor, Inc.	$145-$155
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	$145-$155
Interest expense, net	~65
Provision for income taxes	~140
Depreciation and amortization	~85
Restructuring	~5
Other (noncontrolling interests, loss on sale of receivables, etc.)	~20
Adjusted EBITDA	$460-$470

Sales	~$4,100

Adjusted EBITDA margin (2)	~11.3%

Diluted earnings per share from continuing operations	$1.60-$1.70
Adjustments:
Restructuring costs	~0.05
Loss on debt extinguishment	~0.10
Non-cash tax expense (3)	~1.15
Adjusted diluted earnings per share from continuing operations	$2.90-$3.00

Diluted average common shares outstanding	~91.5

Cash flows provided by operating activities	$230-$240
Capital expenditures	~(95)
Free cash flow	$135-$145
(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards and the Tax Cuts and Jobs Act impact.

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